UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2016 (September 20, 2016)

FRESHPET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-36729	20-1884894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(Address of Principal Executive Offices, including Zip Code)

(201) 520-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 27, 2016, the Board of Directors (the “Board”) of Freshpet, Inc. (the “Company” or “Freshpet”) appointed William B. Cyr as its Chief Executive Officer, effective September 6, 2016. On September 20, 2016, the Board appointed Mr. Cyr as a member of the Board, effective immediately.

Before assuming his role at Freshpet, Mr. Cyr, age 53, served as President and Chief Executive Officer of Sunny Delight Beverages Co. (“SDBC”) from August 2004 to February 2016. Prior to joining SDBC, Mr. Cyr spent 19 years at Procter & Gamble, where he ultimately served as the Vice President and General Manager of the North American Juice Business and Global Nutritional Beverages. During his time as President and Chief Executive Officer of SDBC, Mr. Cyr served as a Board and Executive Committee Member of the Grocery Manufacturers Association, a position he held since 2002. Additionally, he has been a member of the Board of Directors of American Beverage Association since 2007 and on the Executive Committee since 2012. Mr. Cyr holds an A.B. from Princeton University.

As previously announced, on September 6, 2016, pursuant to a grant agreement between the Company and Mr. Cyr, Mr. Cyr was granted options to purchase 1,000,000 shares of the Company’s common stock. Fifty percent of the options will vest in four equal annual installments beginning September 6, 2017, subject to Mr. Cyr’s continued employment through each vesting date. The remaining fifty percent of the options will vest on December 31, 2020, subject to the satisfaction of certain performance goals and Mr. Cyr’s continued employment through the vesting date.

Information regarding Mr. Cyr’s employment agreement is described in Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2016 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHPET, INC.

Date: September 21, 2016	By:	/s/ Richard Kassar
Name: Richard Kassar
Title: Chief Financial Officer